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                                                                    EXHIBIT 99.1



  SIMMONS BEDDING COMPANY ANNOUNCES PROPOSED OFFERING OF SENIOR DISCOUNT NOTES
           BY ITS PARENT ROBIN BURNS-MCNEILL JOINS BOARD OF DIRECTORS

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ATLANTA, December 10, 2004 - Simmons Bedding Company ("Simmons"), a leading manufacturer of premium branded bedding products, today announced that its ultimate parent, Simmons Company ("Parent"), commenced a private placement of $165.0 million aggregate gross proceeds from issuance of senior discount notes due 2014. The notes will rank equally with all of Parent's future unsecured senior debt and, because the notes will not be guaranteed by Simmons or its subsidiaries, the notes will rank effectively junior to all of Simmons' existing debt. The net proceeds from the offering will be used to make a dividend distribution to the stockholders of Parent and to pay expenses relating to the sale and distribution. Parent is a Delaware corporation affiliated with Thomas
H. Lee Partners, L.P.

The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been, and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act or any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of any offer to buy the notes.

Simmons also announced the appointment of Robin Burns-McNeill to the Board of Directors of Simmons Company and Simmons Bedding Company, as a fifth independent director. Simmons Chairman and Chief Executive Officer, Charlie Eitel, stated, "Robin has an outstanding background as a results oriented chief executive who will bring valuable perspective to the Board given her experiences leading large branded consumer goods companies." Ms. Burns-McNeill was President & CEO of Intimate Beauty Corporation and Victoria's Secret Beauty. She also previously served as President and CEO of Estee Lauder Inc. (North America) and President of Donna Karan Cosmetics. Mr. Eitel added, "We welcome Robin to our Boards and look forward to the counsel she will bring to Simmons."

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Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(R), Olympic(R) Queen, Deep Sleep(R), and HealthSmart(TM). The Company operates 17 non-juvenile bedding and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

This press release contains forward-looking statements concerning Simmons Company's future financing plans. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions discussed in this press release will be completed on the terms outlined herein or at all.